EXHIBIT 8.1

                [Letterhead of Latham & Watkins]






                           May 1, 1995





Paine Webber Group Inc.
1285 Avenue of the Americas
New York, New York 10019

Ladies and Gentlemen:

          We have acted as your special tax counsel in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 1,050,000 U.S. Dollar Increase Warrants on the Japanese Yen Expiring April 30, 1996 (the "Warrants") of Paine Webber Group Inc. (the "Company"). We hereby confirm to you our opinion as set forth under the caption "Certain United States Federal Income Tax Considerations" in the prospectus supplement (the "Prospectus Supplement"), dated April 24, 1995, to the prospectus dated July 20, 1994, relating to the Registration Statement on Form S-3 (File No. 33-53776) filed by the Company with the Securities and Exchange Commission.

          We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement of which the Prospectus Supplement is a part, and the reference to us in the Prospectus Supplement under the caption "Certain United States Federal Income Tax Considerations". In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

                              Very truly yours,



                             /s/ LATHAM & WATKINS